PEABODY ENERGY News Release

CONTACT:
Kirsty McDonald
314.342.7562

FOR IMMEDIATE RELEASE
Oct. 9, 2013

PEABODY ENERGY (NYSE: BTU) REACHES COMPREHENSIVE AGREEMENT
WITH PATRIOT COAL AND UNITED MINE WORKERS OF AMERICA

St. Louis, Oct. 9 - Peabody Energy (NYSE: BTU) today announced that it has reached an agreement with Patriot Coal and the United Mine Workers of America (UMWA) to resolve all issues related to Patriot’s bankruptcy.
“Peabody has continued to fund healthcare benefits for retirees during Patriot’s bankruptcy proceedings,” said Peabody Energy Executive Vice President Law, Chief Legal Officer and Secretary Alexander C. Schoch.  “We are pleased to resolve the uncertainty among Patriot retirees by providing substantial funding for the newly established Voluntary Employee Beneficiary Association (VEBA). Future healthcare benefits for Patriot retirees will now be determined by managers of the new VEBA.”
Under the terms of the proposed settlement, Peabody would provide $310 million, payable over four years through 2017, to fund the VEBA and settle all Patriot and UMWA claims involving the Patriot bankruptcy. Under the settlement, Peabody’s existing contractual commitment to fund healthcare benefits for a certain group of Patriot retirees’ would terminate on December 31, 2013. After this date, all healthcare benefits would be funded by the VEBA. Peabody would also provide some credit support for a limited time on Patriot’s behalf.
The settlement is subject to, among other conditions, a definitive agreement among the parties, bankruptcy court approval and the effectiveness of Patriot’s plan of reorganization.
Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents.  For further information, go to PeabodyEnergy.com and CoalCanDoThat.com.

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